EXHIBIT 11

Ankit Consulting Services, Inc.

30211 Avenida de Las Banderas, Suite # 200, Rancho Santa Margarita, CA 92688

Phone: 949-683-3034, Facsimile: 949-271-4737

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form 1-A/A is a part, of the report dated May 18, 2018 relative to the financial statements of Midnight Gaming Conglomerate (formerly known as McGraw Conglomerate Corp.) as of September 30, 2017 and for the period from October 11, 2016 (inception) to September 30, 2017.

We also consent to the reference to my firm under the caption “Experts” in such Registration Statement.

Certified Public Accountants

Ankit Consulting Services, Inc.

Certified Public Accountants

Rancho Santa Margarita, CA

May 18, 2018